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                    [BAER MARKS & UPHAM LLP LETTERHEAD LOGO]

                                                                  March 28, 1997

William Greenberg Jr. Desserts
 and Cafes, Inc.
533 W. 47th Street
New York, New York 10036

Ladies and Gentlemen:

        We have acted as counsel to William Greenberg Jr. Desserts and Cafes, Inc., a New York corporation (the "Company"), in connection with a Registration Statement on Form S-8 (the "Registration Statement") being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the offering of 17,000 shares (the "Shares") of common stock, $0.001 par value per share (the "Common Stock"), issuable to Baer Marks & Upham LLP pursuant to the Baer Marks & Upham LLP Services Agreement (the "BMU Plan") and 17,000 Shares issuable to Rickel & Co. pursuant to the Rickel & Co. Services Agreement (the "Rickel Plan" and collectively with the BMU Plan the "Plan").

        In connection with the foregoing, we have examined originals or copies, satisfactory to us, of all such corporate records and of all such agreements, certificates and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies. As to any facts material to such opinion, we have, to the extent that relevant facts were not independently established by us, relied on certificates of public officials and certificates of officers or other representatives of the Company.

        Based upon and subject to the foregoing, we are of the opinion that, when issued and paid for in accordance with the Plan, the Shares will be validly issued, fully paid and, except as otherwise provided in Section 630 of New York's Business Corporation Law, non-assessable Shares of Common Stock.

        We are members of the bar of the State of New York and are not licensed or admitted to practice law in any other jurisdiction. Accordingly, we express no opinion with respect to the laws of any jurisdiction other than the State of New York and the federal laws of the United States.

        We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement. In giving such consent, we do not thereby concede that we are in the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.


                                            Very truly yours,

                                            /s/ Baer Marks & Upham



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